                                                                    Exhibit 11.1


                               IKOS SYSTEMS, INC.
                STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)

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

                                        Three Months Ended    Nine months Ended
                                        ------------------    -----------------
                                        June 29,   July 1,    June 29,  July 1,
                                          1996      1995        1996      1995
                                        --------   -------    --------  -------


Net income (loss)                       $(7,416)   $  888     $(3,631)  $2,051
                                        ========   ======    ========   ======

Number of shares used in
  computing per share amounts:
  Weighted average common
   stock outstanding..................    7,407     5,592       7,149    5,541

  Common equivalent shares
   attributable to stock
   options (treasury stock method)....       --       689          --      484
                                         ------    ------      ------   ------

  Total weighted average
    common shares outstanding.........    7,407     6,281       7,149    6,025
                                         ======    ======      ======   ======

Net income (loss) per share...........   $(1.00)   $ 0.14      $(0.51)  $ 0.34
                                         ======    ======      ======   ======
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